SCHEDULE 14A
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )

Filed by registrant  X

Filed by a party other than the registrant ___

Check the appropriate box:

 X   Preliminary proxy statement -(Revised Preliminary Materials)

___  Definitive proxy statement

___  Definitive additional materials

___ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     The Montana Power Company
        (Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

 *   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(j)(2). * Fee paid with original preliminary filing materials.

___  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

___  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:

 (2) Aggregate number of securities to which transactions applies:

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

 (4) Proposed maximum aggregate value of transaction:  N/A





___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

N/A = NOT APPLICABLE

 (1) Amount previously paid:

     ____________________________________________________________

 (2) Form, schedule or registration statement no.:

     ____________________________________________________________

 (3) Filing party:

     ____________________________________________________________

 (4) Date filed:

     ___________________________________________________________




                                           REVISED March 4, 1994



                                     April 4, 1994



To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of The Montana Power Company. The meeting will be held beginning at 10:00 a.m. on Tuesday, May 10, 1994 at the Civic Center, 1340 Harrison Avenue, Butte, Montana.

     At this meeting, you will be asked to elect five persons to the Board of Directors; and if you are a Common shareholder, to authorize the redemption of the $2.15 Series of the Company's
Preferred Stock.

     We hope that you will be able to attend the meeting. To make certain your vote is counted, please sign and date the enclosed proxy card and return it in the envelope provided. No postage is required. Sending in your proxy at this time will not affect your right to vote in person, should you be present at the meeting.

     We look forward to seeing you on May 10. Thank you for your continued confidence and support.

                                Sincerely,



                                Daniel T. Berube
                                Chairman of the Board of Directors

                       THE MONTANA POWER COMPANY

                         _____________________

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                     40 East Broadway
                                     Butte, Montana  59701-9394

                                     April 4, 1994

To the Shareholders of

     THE MONTANA POWER COMPANY

     You are invited to attend the Annual Meeting of the Shareholders of The Montana Power Company which will be held at the Civic Center, 1340 Harrison Avenue, Butte, Montana, on
Tuesday, May 10, 1994 at 10:00 a.m. for the following purposes:

     1.    To elect five Directors for a term of three years;

     2. To obtain the approval of the Common shareholders to redeem the $2.15 Series of the Company's Preferred
           Stock;

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 11, 1994, as the record date for the determination of shareholders entitled to vote at this meeting.

     Your attention is directed to the Proxy Statement and Proxy enclosed herewith.

                           By Order of the Board of Directors



                           Pamela K. Merrell
                           Vice President and Secretary


     The interest and cooperation of all shareholders in the affairs of The Montana Power Company are considered to be of the greatest importance by your Company's Board of Directors. If you do not expect to attend the annual meeting, it is urgently requested that you promptly mark, sign, date and return the enclosed proxy in the envelope provided herewith. If you do so now, the Company will be saved the expense of follow-up solicitations.

                       THE MONTANA POWER COMPANY
             40 EAST BROADWAY, BUTTE, MONTANA  59701-9394

                                           April 4, 1994

                            PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of The Montana Power Company, a Montana corporation, for use at the Annual Meeting of Shareholders on May 10, 1994, or at any adjournment thereof.

     This proxy statement and the accompanying proxy were mailed on or about April 4, 1994.

VOTING SECURITIES AND PRINCIPAL HOLDERS:

     The outstanding voting securities of the Company on March 11, 1994 were:

     (a)   _____________ shares of no par value Common Stock.

     (b) 1,919,589 shares of no par value Preferred Stock, $6.00 Series, $4.20 Series, $2.15 Series and $6.875
           Series.

     Generally, shareholders will vote as a single class and are entitled to one vote for each share held of Common Stock and
Preferred Stock.   However, only Common shareholders are entitled
to vote on the Proposal set forth in Item 2.   With respect to
the election of Directors, each shareholder is entitled to as many votes as equals the number of shares held of Common Stock and Preferred Stock multiplied by the number of Directors to be elected, and may cast all of such votes in person or by proxy for a single Director or may distribute them among the number to be voted for, or any two or more of them, as he or she may see fit. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting in which a majority of the shares entitled to vote are present in person or by proxy. You may withhold your vote from any nominee for Director by writing his or her name in the appropriate space on the proxy card.
Where proxies are marked "withhold authority," these shares are included in the determination of the number of shares present and voting. Broker non-votes are counted in determining the presence of a quorum, but will not be counted as a vote in favor of the Proposal set forth in Item 2. If you return a signed proxy card that does not indicate your voting preferences, your shares will be voted for both the election of the nominated Directors and the Proposal set forth in Item 2.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to any proxy will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

     Only shareholders of record at the close of business on March 11, 1994 are entitled to vote at the meeting.

     If you do not expect to be present at the meeting, kindly mark, sign and date the accompanying proxy and return it promptly in the enclosed envelope so that your shares may be represented at the meeting.


Item 1.  ELECTION OF DIRECTORS

     Five Directors will be elected at the meeting for terms of three years and until the election and qualification of their respective successors. The five nominees for election are, at present, members of the Board of Directors of the Company. The names and certain information with respect to the nominees and the ten other Directors whose terms do not expire this year are as follows:

NOMINEES FOR ELECTION FOR TERMS OF THREE YEARS EXPIRING IN 1997

     Kay Foster - Ms. Foster, 52, a Director of the Company since
January 1, 1992.  She has been the owner of Planteriors
Unlimited, Billings, MT, an interior foliage plant sales and maintenance business, since December 1980.

     Chase T. Hibbard - Mr. Hibbard, 45, a Director of the Company since October 1, 1993 when he was appointed to fill a vacancy created by the retirement of Shag Miller. Mr. Hibbard currently serves as a Montana State Representative for a term from January 1, 1993 to December 31, 1994. Since January 1981 he has been President of the Sieben Live Stock Co., a sheep and cattle ranch and President of Hibbard Management Company since January 1984, which provides consulting services to agriculture.

     Daniel P. Lambros - Mr. Lambros, 62, a Director of the
Company since November 24, 1987.  He has been President of
Lambros Realty, Missoula, MT, a real estate firm, since August
1961.

     Carl Lehrkind, III - Mr. Lehrkind, 55, a Director of the Company since July 1, 1984. He has been President of Lehrkind's, Inc., a beverage bottler and distributor in Bozeman, MT, since February 1970, and President of Yellowstone Country Food and Beverage since February 1993.

     Jerrold P. Pederson - Mr. Pederson, 51, a Director of the Company since July 1, 1993 when he was appointed to fill a vacancy created by the retirement of W. P. Schmechel. He has been Chief Financial Officer and Vice President of Corporate Finance since June 1, 1990. Mr. Pederson was Controller of the Company from August 1, 1982 to July 1, 1990.


DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1996

     Daniel T. Berube - Mr. Berube, 60, a Director of the Company since January 1, 1992. He has been Chief Executive Officer of the Company since January 1, 1992 and Chairman of the Board since July 1, 1992. He served as President and Chief Executive Officer of Entech, Inc., the Company's subsidiary, from January 1, 1990 to December 31, 1991, as President and Chief Operating Officer of Entech, Inc. from January 8, 1988 to December 31, 1989 and as President and Chief Operating Officer of Western Energy Company, Entech's subsidiary, from January 1, 1987 to January 8, 1988.

     Alan F. Cain - Mr. Cain, 54, a Director of the Company since
January 31, 1989.  He has been President and Chief Executive
Officer of Blue Cross/Blue Shield of Montana, Helena, MT, a health insurance company, since March 1986.

     Robert P. Gannon - Mr. Gannon, 49, a Director of the Company since January 1, 1990. He is President and Chief Operating Officer of the Company, responsible for utility operations since January 1, 1990. He served as Vice President and General Counsel of the Company from 1984 to December 31, 1989. Mr. Gannon is also a Director of Buttrey Food and Drug Stores Company.

     James P. Lucas - Mr. Lucas, 66, a Director of the Company since March 1, 1982. He has been President and Senior Attorney in the Law Firm of Lucas and Monaghan, P.C., Miles City, MT since
January 1977.

     George H. Selover - Mr. Selover, 64, a Director of the Company since 1986. He has been President of Selover Buick, Inc., Billings, MT, an auto sales and service business since November 6, 1961. Until January 20, 1994, Mr. Selover was a Director of Big Sky Airlines and was also Director, Vice Chairman and Corporate Secretary of Big Sky Transportation Company which filed for bankruptcy under Chapter 11 on March 14, 1989. The bankruptcy petition has been discharged.


DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1995

     John J. Burke - Mr. Burke, 65, a Director of the Company since February 23, 1982. He was Vice Chairman of the Board from
1984 until his retirement on August 1, 1993.

     R. D. Corette - Mr. Corette, 53, a Director of the Company since July 1, 1990. He has been an Attorney and Owner in the law firm of Corette, Pohlman, Allen, Black and Carlson, Butte, MT since 1966.

     Beverly D. Harris - Ms. Harris, 60, a Director of the
Company since December 1, 1992.  She has been President since
January 1971 and Director since January 1972 of Empire Federal
Savings & Loan Association, Livingston, MT.

     Arthur K. Neill - Mr. Neill, 56, a Director of the Company since January 1, 1990. He was appointed Executive Vice President
- - Generation and Transmission on January 1, 1994 and served as Executive Vice President - Utility Services for the Company from January 1987 to January 1994.

     Noble E. Vosburg - Mr. Vosburg, 52, a Director of the
Company since 1988.  He has been President and Chief Executive
Officer of Pacific Hide and Fur Depot, Great Falls, MT, a steel service center and recycling business, since May 1982.


                          SECURITY OWNERSHIP

     The table below and information following set forth the number of shares beneficially owned on February 4, 1994, by the Directors of the Company and by the Directors and Officers of the Company as a group.

                               Shares of              Shares of
                             Common Stock          Preferred Stock
   Name of Director        Beneficially Owned    Beneficially Owned

Daniel T. Berube          16,698 (1) (8)
John J. Burke             26,453 (2)                  30 (2)
Alan F. Cain                 320 (3)
R. D. Corette              1,699 (4)                   1 (4)
Kay Foster                   299
Robert P. Gannon           9,374 (1) (8)
Beverly D. Harris            932
Chase T. Hibbard           1,400 (6)
Daniel P. Lambros          1,000
Carl Lehrkind III          2,044 (5)
James P. Lucas             1,247
Arthur K. Neill           17,028 (1) (8)
Jerrold P. Pederson       11,305 (1) (8)
George H. Selover            700 (9)
Noble E. Vosburg             728 (7)

James J. Murphy
(Mr. Murphy is not a
Director of the
Company, but is a
named executive
officer)                  25,953 (1) (8)

     All Directors and Officers as a group (27 persons) own 224,689 Common shares (includes 65,690 shares held for Executive Officers in the Deferred Savings and Employee Stock Ownership Plan, 94,516 option shares exercisable within 60 days of the date as to which ownership is stated, 12,992 shares of restricted stock, awarded on January 10, 1994 under the Long-Term Incentive Plan described on page 10) and 41 Preferred shares, which are less than 1 percent of such Common and Preferred Stock outstanding.

 (1) Includes shares in the Deferred Savings and Employee Stock Ownership Plan attributable to the Company's and the employee's contributions. Shares included for employee directors are: Mr. Berube - 7,240 shares, Mr. Gannon - 4,874 shares, Mr. Neill - 3,872 shares, Mr. Pederson - 4,505 shares and Mr. Murphy -
           3,530 shares.

 (2) Includes 400 shares of the Common Stock and 30 shares of the $6.00 Series Preferred Stock owned by the Myrtle Campbell Trust of which Mr. Burke is the Trustee and of which he disclaims beneficial ownership; 1,700 shares owned by the Calvert Burke Trust of which Mr. Burke's son is the Trustee and of which Mr. Burke disclaims beneficial ownership; 3,000 shares owned by the Burke Family Foundation of which Mr. Burke disclaims beneficial ownership; and 1,000 shares owned by the Burke Insurance Trust of which Mr. Burke disclaims beneficial ownership.

 (3) Includes 9 shares owned by Mr. Cain's spouse of which Mr. Cain disclaims beneficial ownership.

 (4) Includes 63 shares of Common Stock and 1 share of $6.00 Series Preferred Stock owned by the estate of Mr. Corette's deceased father of which estate
           Mr. Corette is Personal Representative and of which Mr. Corette disclaims beneficial ownership; 200 shares owned by Mr. Corette's mother for whom Mr. Corette is Conservator and of which he disclaims beneficial ownership.

 (5) Includes 600 shares of Common Stock held by the Trustee for Lehrkind's, Inc. Profit Sharing Plan #2 of which Mr. Lehrkind is a beneficiary and with respect to which he has shared voting and investment power; and 1,044 shares of Common Stock held by Lehrkind's Inc. and with respect to which he has shared voting and investment power.

 (6)       Includes 1,200 shares held by Margaret Sieben Hibbard
           Trust of which Mr. Hibbard has one-third beneficial ownership. Mr. Hibbard has neither voting nor investment power.

 (7) Includes 134 shares held by Mr. Vosburg's spouse of which Mr. Vosburg disclaims beneficial ownership.

 (8) Includes 5,000 shares for Mr. Berube, 4,500 shares for Mr. Gannon, 12,700 shares for Mr. Neill, 5,800 shares for Mr. Pederson and 13,205 for Mr. Murphy of option shares exercisable within 60 days of the date as to which ownership is stated; and 8,296 shares of restricted stock awarded to Mr. Murphy on January 10, 1994 under the Long-Term Incentive Plan described on page 10 hereof.

  (9) Includes 300 shares held in Selover Buick profit sharing plan, of which Mr. Selover is a beneficiary and with respect to which he has shared voting and investment power.


5% BENEFICIAL OWNER

     Wellington Management Company (WMC), an investment adviser, reported on a Schedule 13G filed with the Securities and Exchange Commission that it was the beneficial owner of the following shares of Montana Power Company $6.875 Series Preferred Stock at December 31, 1993.



                                                Amount and
     Title of                                   Nature of       Percent of
     Class             Beneficial Owner        Ownership1        Class

     $6.875 Series     Wellington Management   50,000 shares      10%
     Preferred         Company
                       75 State Street
                       Boston MA  02109







________________________________

     1The securities were acquired by Wellington Trust Company, NA (BK), a wholly-owned subsidiary of WMC, in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of The Montana Power Company of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect as reported on Schedule 13G.





          MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

     There were ten Board of Directors meetings in 1993. Each Director attended 75 percent or more of the aggregate of the meetings of the Board and the Board Committees to which he/she was assigned as a regular member.

AUDIT COMMITTEE
     The Board of Directors has a standing Audit Committee composed of Mr. Vosburg, Chairman, and Messrs. Corette, Lucas and Selover and Ms. Harris. The Audit Committee met four times during 1993. The duties of the Audit Committee include recommending to the Board of Directors a firm of independent certified public accountants to audit the books and records of the Company, reviewing such audit with the independent accounting firm and recommending the approval thereof to the Board of Directors. Also, the Committee reviews and approves major accounting policies, reviews the adequacy of principal internal controls, reviews the adequacy of disclosure of information essential to a fair presentation of the financial affairs of the Company and provides an avenue of communications between the Board of Directors and accounting and financial personnel, both external and internal. The Committee also reviews the scope and content of the Company's Code of Business Conduct, and considers any significant irregularities or exceptions reported to it.

PERSONNEL COMMITTEE
     The Board of Directors has a standing Personnel Committee composed of Mr. Lucas, Chairman, and Messrs. Cain, Corette, Hibbard, Lambros, Lehrkind, Selover and Vosburg, and Ms. Foster and Ms. Harris, all of whom are non-employee Directors. The Personnel Committee met seven times during 1993. The duties of the Personnel Committee include recommending to the Board of Directors a slate of Officers for election for the ensuing year, the administration of all employee retirement and welfare plans and programs, and the compensation of Officers of the Company. The Personnel Committee's report on Executive Compensation is found on page 8.

NOMINATING COMMITTEE
     The Board of Directors has a Committee on Directors' Affairs which serves as a Nominating Committee. The Committee on Directors' Affairs is composed of Mr. Lambros, Chairman, and Messrs. Berube, Cain, Corette, Lehrkind and Lucas. The Committee on Directors' Affairs met five times during 1993. The purpose of the Committee is to recommend to the Board of Directors persons to be elected to the Board when vacancies exist or when any additions to the Board may be authorized. The Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Committee in care of the Secretary of the Company.

     The Board of Directors also has an Executive Committee, a Contributions Committee, a Public Policy Committee, a Finance Committee and a Special Committee on Mergers and Acquisitions.




                      NON-EMPLOYEE DIRECTOR COMPENSATION

     Non-employee Directors of the Company are paid $1,375 per month plus $500 for each meeting of a Committee of the Board attended, except those held in conjunction with regular Board meetings. They also receive $850 per special meeting of the Board, when such special meetings are held in addition to the regularly scheduled Board meeting in any one month.

     Non-employee Directors who serve on the Board of Entech, Inc., the Company's subsidiary, are paid $1,375 per month plus $500 for each committee meeting attended, except those held in conjunction with regular Board meetings. They also receive $850 per special meeting of the Board of Directors, when such special meetings are held in addition to the regularly scheduled Board meeting in any one month.

     The Company and Entech, Inc. have Deferred Compensation Plans for non-employee Directors. Directors so electing may defer their payments as Directors until their retirement from the Boards of Directors. During 1993, Directors deferred $41,006 representing $9,000 for
Mr. Vosburg, $16,500 for Mr. Lambros and $15,506 for Mr. Lehrkind. The payments deferred earn interest at the rate determined by the Company based on twenty-six week United States Treasury Bill interest rates. Finally, all Company and Entech Directors are eligible for a non-qualified benefit restoration plan as described on page 16 infra.

             PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION
     Under rules of the Securities and Exchange Commission (SEC), the Company is required to provide certain information concerning compensation provided to the Company's Chairman and Chief Executive Officer and the four other most highly compensated executive officers. Under a new SEC rule, disclosure is also required for certain executive
officers retiring in the last fiscal year.   The disclosure requirements
for these individuals (named executive officers) includes the use of tables and a report of the committee responsible for compensation decisions for the named executive officers, explaining the rationale and considerations that led to those compensation decisions. Therefore, the Personnel Committee of the Board of Directors has prepared the following report for inclusion in this Proxy Statement.

PERSONNEL COMMITTEE REPORT
     The Personnel Committee of the Board of Directors is responsible for making recommendations to the Board of Directors concerning the salaries of officers. The Committee is also responsible for overseeing other forms of compensation and benefits to officers as well as for the employees of the Company generally. The Personnel Committee was in 1993 and is now comprised of all non-employee (outside, independent) directors.

COMPENSATION PHILOSOPHY
     The compensation philosophy for executive officers conforms to the compensation philosophy of the Company generally for all employees. The Company's compensation is designed to:

- -    provide compensation comparable to that offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

- -    provide compensation which relates to the performance of the individual and differentiates based upon individual performance;

- -    provide an appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership; and

- -    provide internal equity among employees, assuring reasonable correspondence between salaries for positions and positional relationships.

EXECUTIVE OFFICERS' SALARIES
     The Personnel Committee reviewed the salaries of officers of the Company in June 1993 and made salary adjustments based upon a variety of considerations in conformance with the compensation philosophy stated above.

     The Committee considered market compensation information provided by a self-conducted survey of utilities (primarily electric) with similar revenues. The survey group consisted of 18 utilities and was chosen based on revenue similarity and on willingness to provide survey information. The revenues of the survey companies ranged from $285 Million to $1 Billion. The performance of these companies was not a
factor in their selection for the survey.   The group surveyed is not
the same as the Standard & Poor's 24 Electric Power Company peer group used for the Performance Graph on page 17 infra nor is the Company aware of a compensation survey of that group of electric utilities. The Company's survey elicited information about salaries and cash bonuses. It did not gather information on stock-based or other long-term incentive compensation because awards of that type of compensation were not granted to officers in 1992 or 1993.

     The survey information was used by the Committee to assess the officers' cash compensation relationship to comparable officer positions in the participating utilities. Where the officer's compensation was below the 1992 average, as it was in most cases, that weighed in favor of increasing salaries. In the few cases where the information showed salaries were at or above the average, that weighed against increases, in accordance with philosophy that compensation should be consistent with the market. The salaries ultimately approved by the Committee ranged from a low of 57% below the average to a high of 26% above the average.

     The Committee also considered the performance of each officer with respect to the areas under his or her responsibility, including an assessment of the officer's value to the Company. Internal equity among officers and employees was another consideration and, finally, the Committee considered the Company's performance in making the decision. The Committee's consideration of these factors was subjective and no specific criteria were used in this part of the evaluation.

     The Committee made no adjustments to Mr. Burke's compensation because of his anticipated retirement on August 1, 1993.

     The Personnel Committee did not consider the salary of Mr. Murphy, as Mr. Murphy is President of Entech, Inc., a wholly-owned subsidiary of the Company. His salary was reviewed by the Personnel Committee of the Entech Board of Directors (a non-employee director committee) in 1993. Mr. Murphy's salary was adjusted, effective in March, 1993, using the same criteria and procedure as described above for the Company's officers, except that the salary survey information was gleaned from companies similar to Entech, Inc.--that is, coal and natural resource companies. His salary was lower than the average for comparable positions and, thus, it was increased to bring it closer to the market.

CHIEF EXECUTIVE OFFICER'S SALARY
     Chief Executive Officer, Daniel T. Berube, received a salary adjustment in June 1993. Again, the salary survey of similar (mostly electric) utilities was used to establish a market salary for chief executive officers. It was determined that Mr. Berube's salary was below the average of salaries for chief executive officer positions, and the Committee determined that it should bring Mr. Berube's salary closer to the average. In arriving at this conclusion, the Committee considered its evaluation of Mr. Berube's performance as well as the Company's performance. The Committee concluded that Mr. Berube had developed a strong vision for the Company during his short tenure which complemented his dedication to the historic Company goals of providing low cost energy to customers and reasonable returns to shareholders.
The Committee also determined that, through the leadership of Mr. Berube, important objectives of the Company had been achieved, including increasing the profitability of the Oil Division, shedding non-producing assets, continuing progress towards expanding the coal business and maintaining the Utility performance levels despite reduced demand due to warmer than usual weather in 1992. Overall, the Committee's evaluation of Mr. Berube was high. Other than achievement of the specific objectives noted, the Committee's consideration was subjective without the use of specific criteria. Internal equity among employees was also a factor in the Committee's decision. Even after the increase, Mr. Berube's salary is below the average of salaries of comparable chief executive officers, but it was moved closer to the average.

LONG-TERM INCENTIVE PLAN
     The Long-Term Incentive Plan approved by the shareholders in May 1992 is intended to reward employees who make important contributions to the continued growth, development and financial success of the Company, or its subsidiaries, and to attract and retain such employees. It provides for the granting of restricted stock, stock options, stock appreciation rights, performance shares and dividend equivalent shares. A Committee of the Board composed of non-employee directors may from time to time grant awards under the Plan to selected eligible employees. The Plan provides a vehicle for the Board to include a long-term incentive component (explicitly tied to the achievement of certain Company performance goals) in the executive compensation package. For example, the Plan would allow the Board to award restricted stock subject to a restriction period during which some event, such as the achievement of specific Company performance goals, would have to occur before restrictions would expire. No awards were made in 1993.

     The Plan includes stock options granted under a prior plan which were outstanding at the time the Plan became effective. Grants of options under that prior Plan were made to executive officers and other key employees at 100% of the market price at the date of the grant, and the options could not be exercised for two years from the date of grant. These grants of options served the purpose of aligning the grantee's interest with those of shareholders by providing compensation to the extent of increases in value of the Company's Common Stock.

BENEFITS ENCOURAGING OWNERSHIP OF COMPANY STOCK
     The executive officers also receive other benefits which are designed to facilitate stock ownership and which are available to all employees. The Company's Deferred Savings and Employee Stock Ownership (401(K)) Plan is available to all regular employees of the Company including officers. A member may elect to contribute a maximum of 4% or 6% of qualifying pay, depending on years of service, which is invested in a bond fund, Common Stock fund or fixed rate income fund for the employee's benefit. Depending on the employee's years of service, the Company contributes 60% to 70% of the employee's contribution. The Company's contribution is invested in the Company Common Stock Fund. Thus, all participating employees, including executive officers, are beneficial owners of Company Common Stock.

     The Company also has an Employee Stock Purchase Plan which allows employees, including executive officers, to purchase Company Common Stock at market prices regularly through payroll deduction and directly without incurring brokerage fees. Again, this Plan facilitates employee stock ownership.


                      Personnel Committee

               J. P. Lucas, Chairman       A. F. Cain
               R. D. Corette               K. Foster
               B. D. Harris                D. P. Lambros
               C. Lehrkind, III            C. T. Hibbard
               G. H. Selover               N. E. Vosburg

                          SUMMARY COMPENSATION TABLE

     The following table shows compensation paid by the Company for services rendered during the fiscal years 1993, 1992 and 1991 for named executive officers.
                                        Long-Term
                                       Compensation
                          Annual        Securities
   Name and            Compensation1    Underlying       All Other
   Principal              Salary         Options       Compensation2
   Position      Year       ($)            (#)              ($)

D. T. Berube     1993    274,100.06             0          6,295.80
CEO & Chairman   1992    231,999.86             0          6,109.60
of the Board     1991    182,548.79         5,000          5,932.50

R. P. Gannon     1993    225,000.10             0          5,846.10
President        1992    205,923.18             0          5,673.20
and COO          1991    164,742.14         4,500          5,508.75

J. J. Burke3     1993    218,277.81<R/>        0         118,257.45
Vice Chairman    1992    272,115.55             0         31,840.40
of the Board     1991    229,711.36             0          5,932.50

J. J. Murphy     1993    188,307.00             0          6,295.80
President -      1992    178,846.24             0          6,109.60
Entech           1991    147,379.93             0          5,852.59

A. K. Neill      1993    147,999.93             0          6,177.50
Executive Vice   1992    140,961.56             0          5,837.09
President -      1991    124,201.06         3,200          4,932.17
Utility

J. P. Pederson   1993    138,500.18             0          5,797.97
Vice President   1992    124,761.13             0          5,202.22
and CFO          1991    109,374.53         2,800          4,106.20


_____________________

     1The salary reported includes the executive's annual base federally taxable earnings, pretax contributions to the Company's Deferred Savings and Employee Stock Ownership (401(K)) Plan, tax deferred Executive Benefit Restoration Plan contributions, pretax Section 125 flexible spending account contributions and pretax medical premium contributions.


   J. J. Burke's Annual Compensation includes $40,853.39 received for selling vacation time back to the Company. The vacation sell back is available to all employees.<R/>

     2The only Other Compensation for all named executive officers, except J. J. Burke, is the value of the Company's matching contribution of stock made to the executives' accounts under the Deferred Savings and Employee Stock Ownership (401(K)) Plan sponsored by the Company.

     J. J. Burke's Other Compensation includes retirement benefit payments of $56,070 (Benefit Restoration Plan), $41,141.65 (Pension
Plan) and directors payments of $7,375 for MPC and $7,375 for Entech


    <R/>; and in 1992 $31,730.79 received for selling vacation time back to the Company. The vacation sell back program is available to all employees.

     3Mr. Burke retired as Vice Chairman of the Board on August 1, 1993.





          AGGREGATED OPTIONS UNDER LONG-TERM INCENTIVE PLAN EXERCISED
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information with respect to the named executive officers, concerning exercise of stock options at fiscal year-end.


                        Value
                       Realized
                       (Market
                       Price at
               Shares  Exercise    Number of Securities
              Acquired   Less     Underlying Unexercised     Value of Unexercised
                 on    Exercise Options at Fiscal Year-End  in-the-Money Options at
              Exercise  Price1)            (#)             Fiscal Year-End ($25.752)
     Name       (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
D. T. Berube        0        0      5,000         0                0        0
J. J. Burke         0        0          0         0                0        0
R. P. Gannon    6,000    42,375     4,500         0         $ 16,313        0
J. J. Murphy      295    2,802     13,205         0         $ 95,153        0
A. K. Neill         0        0     12,700         0         $ 75,131        0
J. P. Pederson      0        0      5,800         0         $ 19,213        0

1 Based on the closing price on the New York Stock Exchange - Composite Transactions of the
Corporation's Common Stock on date of stock option exercise.

2 Based on the closing price on the New York Stock Exchange - Composite Transactions of the
Corporation's Common Stock on December 31, 1993.
/TABLE

                          RETIREMENT BENEFITS

QUALIFIED PENSION PLAN
     The Retirement Plan (Plan) of the Company applies to all eligible regular employees including officers. Benefits are computed for all eligible employees by using the following formula: .95 of 1% of the highest consecutive three year average annual base compensation within the last ten years (Final Average Compensation) up to the appropriate Social Security Integration Level, plus 1.5 of 1% of the Final Average Compensation in excess of the Social Security Integration Level ($24,312 for a normal retiree in 1994) times the number of credited years of service up to 35 years maximum. Remuneration covered by the Plan corresponds to that reported in the Cash Compensation Column of the Annual Compensation Table less payments in lieu of vacation and payments made to the non-qualified retirement plan. As of March 1, 1994, credited years of service under the Plan are: 29 years for Mr. Berube, 20 years for Mr. Gannon, 16 years for Mr. Murphy, 35 years for Mr. Neill and 28 years for Mr.
Pederson.   Mr. Burke retired in 1993 with 34 years of service.

     The following table shows the estimated annual benefits payable upon retirement at age 65 to persons in specified remuneration and years-of-service classifications calculated upon accrued benefits to January 1, 1994. These benefits may be reduced if such persons retire before reaching age 65. The amounts presented in the table are single life annuity amounts notwithstanding the availability of joint survivorship provisions.

                          PENSION PLAN TABLE

                                    Years of Service
Remuneration      10       15        20        25        30        35

$ 75,000       $ 9,913  $14,869   $19,826   $ 24,782  $ 29,739  $ 34,695
 100,000        13,663   20,494    27,326     34,157    40,989    47,820
 125,000        17,413   26,119    34,826     43,532    52,239    60,945
 150,000        21,163   31,744    42,326     52,907    63,489    74,070
 175,000        24,913   37,369    49,826     62,282    74,739    87,195
 200,000        28,663   42,994    57,326     71,657    85,989   100,320
 225,000        32,413   48,619    64,826     81,032    97,239   113,445
 250,000        34,039   51,058    68,078     85,097   102,117   118,8001
 275,000        34,039   51,058    68,078     85,097   102,1171  118,8001
 300,000        34,039   51,058    68,078     85,097   102,1171  118,8001

  1 IRS 1994 limitation on annual benefits


NON-QUALIFIED BENEFIT RESTORATION PLAN FOR SENIOR MANAGEMENT
EXECUTIVES
     Executive officers also participated in a non-qualified Benefit Restoration Plan for executive officers and certain other key employees implemented in December 1986. In 1993, the named executive officers participated in the Plan. This Plan provides for annual benefit payments upon retirement to the participant over the participant's lifetime or, in the event of the participant's death, to the participant's beneficiary for the remainder of a 15-year period commencing on the date of the participant's retirement. This benefit is in addition to the pension plan benefit shown above.

     Life insurance is carried on Plan participants in favor of the Company to enable the Company to help fund the Plan. Participants in the Plan contribute to the cost of life insurance carried by the Company. All death proceeds are specifically directed to the Plan trust for the sole purpose of paying for Plan benefits and premium costs. The following table illustrates benefits paid based on an annual salary immediately prior to the time of normal benefit payment. The table represents full benefits assuming a normal retirement at age 65. Benefits may be reduced if the executive retires early.

                      BENEFIT RESTORATION TABLE

                                     Years of Service
Remuneration       10        15         20         25         30         35

$ 75,000        $31,000   $31,000    $31,000    $ 31,000   $ 31,000   $ 31,000
 100,000         41,000    41,000     41,000      41,000     41,000     41,000
 125,000         51,000    51,000     51,000      51,000     51,000     51,000
 150,000         61,000    61,000     61,000      61,000     61,000     61,000
 175,000         71,000    71,000     71,000      71,000     71,000     71,000
 200,000         81,000    81,000     81,000      81,000     81,000     81,000
 225,000         91,000    91,000     91,000      91,000     91,000     91,000
 250,000        103,1241  104,1861   105,2481    106,3101   107,3721   108,4341
 275,000        116,8741  119,8111   122,7481    125,6851   128,6221   131,5591
 300,000        130,6241  135,4361   140,2481    145,0601   149,8751   154,6841


  1 Supplemental Defined Benefit with IRS 1994 Benefit Limitation Make-up.


NON-QUALIFIED BENEFIT RESTORATION PLAN FOR DIRECTORS
     All Company and Entech Directors participated in a non-qualified retirement plan (the Benefit Restoration Plan for Directors). The Plan was implemented in 1986 for all eligible Directors. This Plan provides for annual benefit payments to vested participants upon retirement. It is intended to allow for supplemental income to the Director at the time of retirement or to beneficiaries in the event of the Director's death. The duration of the benefit payments will be over the lifetime of the participant or, in the event of the participant's death, the participant's designated beneficiary will be paid for the remainder of a 180 month period commencing on the date of the participant's retirement. A schedule of Director's benefits is as follows:

          Years of    Annual      Years of    Annual
          Service     Benefit     Service    Benefit

             1        $ 1,200        6        $ 8,400
             2        $ 2,400        7        $10,200
             3        $ 3,600        8        $12,000
             4        $ 5,100        9        $14,100
             5        $ 6,600       10        $16,500


                          PERFORMANCE GRAPHS

The following performance graph shows the five-year cumulative total return for the Company, the Standard & Poor's 500 and a group of utilities which are included in the Standard & Poor's 24
Electric Power Company Index:


           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
                     AMONG MONTANA POWER COMPANY,
           THE S&P 500 INDEX AND THE S&P ELECTRIC CO. INDEX



                       1988    1989   1990    1991   1992    1993

MONTANA POWER CO        100     127    131     195    193     200
S&P ELECTRIC CO         100     133    137     178    188     212
S&P 500                 100     132    128     166    179     197


* $100 invested on 12/31/88 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

















                         EMPLOYMENT AGREEMENTS

     On October 23, 1989, the Company entered into employment agreements with Messrs. Berube, Gannon, Murphy, Neill and Pederson to provide benefits under certain circumstances after a change of control of the Company if their employment is subsequently terminated without cause by the Company or with good reason by the employee. The agreements provide that each such employee shall be employed by the Company in a position comparable to his current position with compensation and benefits which are at least equal to his then current compensation and benefits through December 31, 1994 (subject to extension by the Board of Directors or earlier termination due to voluntary termination by the employee or termination by the Company for cause).

     The agreements with Messrs. Berube, Gannon, Murphy, Neill and Pederson provide that if, after a change of control, the employee's employment is terminated by the Company without cause, or if the employee terminates his employment for good reason, the employee is entitled to (i) a lump sum payment in the amount of
299.9 percent of the base amount of his compensation, (ii) calculation of retirement benefits as if the employee had continued employment to Normal Retirement Date (as defined in the Retirement Plan for Employees of The Montana Power Company) subject to certain reductions and (iii) continued participation in the Company's (or substantially equal substitute) life insurance, health insurance, dental insurance and disability insurance plan and other welfare benefit plans for a period of three years following termination. In the event that any amounts paid to Messrs. Berube, Gannon, Murphy, Neill, or Pederson under their agreements are subject to excise tax imposed under the Internal Revenue Code of 1986, the Company shall pay an additional amount (the "Gross-Up Payment") equal to the amount of any excise taxes and any state or federal taxes on the Gross-Up Payment.


ITEM 2.  COMMON SHAREHOLDER APPROVAL OF REDEMPTION OF $2.15
SERIES OF PREFERRED STOCK

THE PROPOSAL

     The Articles of Incorporation (Article VII(h)) require the written consent or affirmative vote of the holders of a majority of the shares of the Common Stock prior to the redemption by the Company of any of the shares of the Preferred Stock, $6 Series, $4.20 Series and $2.15 Series. The Board of Directors requests that the Common shareholders vote to authorize the Company to redeem the $2.15 Series at such time and in such manner as the Board may determine.

REASONS FOR THE PROPOSAL

     The Company's management and Board of Directors are considering redeeming the $2.15 Series Preferred Stock at its redemption price of $25.25 per share with funds raised at a lower cost through the sale of other debt or equity securities. In the case of a refunding, management would like to be able to act promptly should the financial market provide an attractive opportunity to sell lower cost securities. By adopting the proposal, the shareholders will permit the Board to act promptly without the delay, and attendant expense, of a special meeting of the Common shareholders to approve a redemption.

     Adoption of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Common
Stock. The Board of Directors believes that the proposal is in the best interests of the Common shareholders.

     The Board of Directors recommends that the Common shareholders vote FOR the proposal.
                       SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission ("SEC") regulations, the Company's directors, certain officers, and greater than 10 percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all Section 16(a) filing requirements were complied with.

               RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse has been selected by the Board of Directors upon recommendation of its Audit Committee as the independent accountants for the Company and its subsidiaries for the year
1994.

     A representative of Price Waterhouse will be present at the shareholders' meeting and will have the opportunity to make a statement if he/she desires to do so and will be available to respond to questions. The same firm has audited the Company's accounts for many years.

                                GENERAL

     The cost of soliciting proxies will be borne by the Company. Solicitation will be made by mail and may also be made by the Company's Officers or other regular employees, personally or by telephone. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners.

     The Company has selected Beacon Hill Partners, Inc. to assist in the solicitation of proxies by personal interviews and telephone for a fee of $4,000. The Company will also pay the customary charge of brokers and nominees for forwarding proxy material to beneficial owners.

     Proposals of shareholders intended to be presented at the next Annual Meeting, including nominations of Directors to be elected at such meeting, must be received by the Office of the Secretary, The Montana Power Company, 40 East Broadway, Butte, Montana 59701-9394, no later than December 5, 1994.

                           By Order of the Board of Directors


                           Pamela K. Merrell
                           Vice President and Secretary

    THE MONTANA POWER COMPANY - Annual Meeting, May 10, 1994
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. T. Berube, R. P. Gannon and
P. K. Merrell, and each of them, with power of substitution, proxies to represent, and to vote all stock of the undersigned at the Annual Meeting of Shareholders of The Montana Power Company to be held in Butte, Montana, on May 10, 1994 at 10:00 A.M., and at any and all adjournments thereof.

 1.  ELECTION OF DIRECTORS:
 __  FOR all nominees listed        __  WITHHOLD AUTHORITY to
     below (except as marked            vote for all nominees
     contrary below)                    listed below

                    Foster, Hibbard, Lambros, Lehrkind, Pederson

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

The Board of Directors recommends a vote "For" Item 2.

 2.  TO AUTHORIZE THE REDEMPTION OF THE $2.15 SERIES OF THE
     COMPANY'S PREFERRED STOCK.

            __ FOR         __ AGAINST     __ ABSTAIN


     (Continued and to be filled in and signed on reverse side)




                          COMMON STOCK

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

                              Dated _______________________, 1994
ACCOUNT NUMBER
                              X _________________________________

                              X _________________________________

                              X _________________________________
                                    Signature of Shareholder

Please mark, date, sign and return this proxy in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stock is registered in joint tenancy, all tenants should sign the proxy.
    THE MONTANA POWER COMPANY - Annual Meeting, May 10, 1994
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. T. Berube, R. P. Gannon and
P. K. Merrell, and each of them, with power of substitution, proxies to represent, and to vote all stock of the undersigned at the Annual Meeting of Shareholders of The Montana Power Company to be held in Butte, Montana, on May 10, 1994 at 10:00 A.M., and at any and all adjournments thereof.

 1.  ELECTION OF DIRECTORS:
 __  FOR all nominees listed        __  WITHHOLD AUTHORITY to
     below (except as marked            vote for all nominees
     contrary below)                    listed below

                    Foster, Hibbard, Lambros, Lehrkind, Pederson

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)





     (Continued and to be filled in and signed on reverse side)




                         PREFERRED STOCK

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1.


                              Dated _______________________, 1994
ACCOUNT NUMBER
                              X _________________________________

                              X _________________________________

                              X _________________________________
                                    Signature of Shareholder

Please mark, date, sign and return this proxy in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stock is registered in joint tenancy, all tenants should sign the proxy.